Exhibit 99.1

Zipcar Reports 2011 First Quarter Results

Cambridge, Mass., May 11, 2011 – Zipcar, Inc. (Nasdaq: ZIP), the world’s leading car sharing network, today reported results for the first quarter ended March 31, 2011.

Highlights

•	Revenue increased 48% to $49.1 million compared to $33.2 million in the prior year period; revenue increased 24% year over year excluding the U.K. Streetcar operations acquired in April 2010

•	Total members grew 57% from the prior year period to approximately 577,000; 31% year-over-year member growth, excluding Streetcar

•	Revenue from Established Markets increased 20% from the prior year period, with 45% growth in income before tax

•	Adjusted EBITDA loss of $1.9 million compared to a loss of $2.6 million in the prior year period; US GAAP net loss of $6.1 million compared to a loss of $5.3 million in the prior year period

•	Launched into Sacramento; post quarter close, announced partnership with Equity Residential and beta introduction of Android app

“We are delighted to report strong financial results in our first quarter as a public company,” said Scott Griffith, Chairman and CEO. “During the first quarter, we continued to generate significant financial momentum organically, highlighted by gains in our membership base, which contributed to solid revenue growth and enhanced profitability in our Established Markets. At the same time, we began the integration of Streetcar in the U.K. after receiving final regulatory approval in December. With our improved financial position following the IPO, we are excited to lead the growth of the global car sharing market on the strength of our brand, network of cities and vehicles, proprietary technology and expertise based on more than 10 million reservations.”

Summary Results

For the first quarter of 2011, revenue increased 48% to $49.1 million compared to $33.2 million in the prior year period. Excluding Streetcar, revenue increased 24% compared to the prior year period. Usage revenue represented $41.9 million in the first quarter of 2011, compared to $29.3 million in the prior year period with fee revenue representing the balance of total revenue for the period. Revenue growth in the first quarter of 2011 compared to the prior year period was attributable principally to increased membership as well as the acquisition of Streetcar. Total membership during the quarter increased 57% from the prior year period to a total of approximately 577,000 at quarter end. Excluding the Streetcar operations, which were acquired in April 2010, members grew 31% compared to the prior year period. Revenue for Zipcar’s Established Markets – Boston, New York, Washington, D.C. and San Francisco – grew 20% to $27.1 million compared to $22.6 million in the prior year period, with a 45% improvement in income before tax to $4.6 million from $3.2 million in the prior year period.

US GAAP net loss in the first quarter of 2011 was $6.1 million, or $(0.95) per basic and diluted share, compared to a loss of $5.3 million, or $(2.37) per basic and diluted share, in the prior year period.

Non-GAAP Results

Adjusted EBITDA for the first quarter of 2011 was a loss of $1.9 million compared to a loss of $2.6 million in the prior year period. The improvement in Adjusted EBITDA is primarily due to increased revenues and improved operating leverage, offset in part by losses in the Streetcar operation. See the reconciliation between US GAAP net loss and Adjusted EBITDA loss provided below.

Commenting on Zipcar’s financial performance, Ed Goldfinger, Chief Financial Officer, said, “The combination of strong top line growth along with leverage in our fleet operations drove solid progress in our core business. In particular, we saw a significant uptick in usage revenue per vehicle per day, which we consider as one of our most important performance metrics.”

Outlook

For the 2011 second quarter, the Company expects revenue in the range of $59 million to $60 million. Adjusted EBITDA for the period is expected to range from $0.5 million to $1.0 million. US GAAP net loss is expected to range from $7 million to $8 million. Full year 2011 revenue is expected in the range of $235 million to $240 million with full year 2011 Adjusted EBITDA expected to range from $6 million to $8 million and US GAAP net loss to range from $13 million to $17 million. Average share counts are expected to be between 32 million and 33 million for the second quarter and between 39 million and 40 million for the third and fourth quarters. Common stock equivalents, using the treasury stock method, would add approximately 3 million to 4 million shares, which would be included in the average share count in any period during which the Company records positive US GAAP net income.

Conference Call, Webcast, and Slide Presentation

The Company will host a conference call today at 4:30 pm Eastern Daylight Time to discuss its 2011 first quarter results and financial outlook. To access the call, please dial 877-407-8029 (U.S.) or 201-689-8029 (international) approximately 10 minutes prior to the start of the call. The teleconference will be available via live webcast, along with an accompanying slide presentation, at Zipcar’s investor relations website, http://ir.zipcar.com.

If you are unable to listen to the live teleconference, a replay will be available through May 18, 2011, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 387# followed by conference ID number 371833#. An archived version of the webcast will also be available under the investor relations portion of Zipcar’s website at http://ir.zipcar.com.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to Zero Emission Vehicle credits. The Company believes that this non-GAAP measure is an important measure of its operating performance because it allows management, investors and analysts to evaluate and assess the Company’s core operating results from period to period after removing the impact of changes in the Company’s capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. The Company includes vehicle-related depreciation and interest in its definition of Adjusted EBITDA because vehicles represent core operating assets used in the delivery of the Company’s service that require periodic replacement. In addition, the exclusion of these costs would result in a lack of comparability in the treatment of vehicles that are owned or leased under capital leases and those leased under operating leases. The Company believes that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as Zipcar for the reasons discussed above. Adjusted EBITDA is also used for planning purposes and in presentations to the Company’s board of directors as well as in the Company’s annual incentive compensation program for senior management.

The Company does not consider the non-GAAP measure of Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant elements that are required by GAAP to be recorded in the

Company’s financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management in determining how it is formulated. In order to compensate for these limitations, management of the Company presents this non-GAAP financial measure in connection with its GAAP results. The Company urges investors to review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company’s business. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP measure used in this press release are included in this release.

About Zipcar

Zipcar is the world’s leading car sharing network with more than 575,000 members and over 8,000 vehicles in urban areas and college campuses throughout the United States, Canada and the United Kingdom. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car.

Zipcar and the Zipcar logo are trademarks of Zipcar, Inc. Other company and product names may be trademarks of their respective owners.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the expected growth of the global car sharing and the Company’s financial guidance for the second quarter of 2011 and for the full year 2011. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company’s ability to profitably attract new members and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, the Company’s ability to continue to promote and maintain its brand in a cost-effective manner, the Company’s ability to compete effectively, the Company’s ability to manage growth, the Company’s ability to attract and retain key personnel, the Company’s ability to successfully integrate the Streetcar operations, the Company’s ability to successfully expand its business internationally, and other risks detailed in the Company’s final prospectus related to its initial public offering filed pursuant to Rule 424b under the Securities Act with the Securities and Exchange Commission on April 14, 2011. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contacts:

Investor Relations:

Jonathan Schaffer, The Blueshirt Group

Phone: 212-871-3953

Email: ir@zipcar.com

Media Relations:

Greg Winter, Vice President of Corporate Communications, Zipcar

Phone: 617-336-4323

Email: gwinter@zipcar.com

Zipcar, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended, March 31,
(In thousands, except per share data)	2011	2010
Revenue	$49,133	$33,244

Cost and expenses
Fleet operations	34,966	24,894
Member services and fulfillment (1)	4,071	2,670
Research and development (1)	962	671
Selling, general, and administrative (1)	12,687	9,437
Amortization of acquired intangible assets	1,073	197

Total operating expenses	53,759	37,869

Loss from operations	(4,626)	(4,625)
Interest income	9	12
Interest expense	(2,455)	(805)
Other income, net	987	126

Loss before income taxes	(6,085)	(5,292)
Provision for income taxes	17	36

Net loss	(6,102)	(5,328)
Less: Net loss attributable to redeemable noncontrolling interest	5	8

Net loss attributable to Zipcar, Inc.	$(6,097)	$(5,320)

Net loss attributable to common stockholders per share - basic and diluted	$(0.95)	$(2.37)

Weighted average number of common shares outstanding used in computing per share amounts - basic and diluted	6,434,923	2,246,505

(1) Stock-based compensation is included in above line items

	Three Months Ended, March 31,
	2011	2010
Member services	$25	$17
Research and development	42	40
Selling, general, and administrative	947	494

	$1,014	$551

Zipcar, Inc.

Reconciliation of adjusted EBITDA

(Unaudited)

	Three Months Ended March 31,
(in thousands)	2011	2010
Reconciliation of adjusted EBITDA
Net loss attributable to Zipcar, Inc.	$(6,097)	$(5,320)
Non-vehicle depreciation	561	418
Amortization	1,073	197
Non-vehicle interest expense	1,345	717
Interest income	(9)	(12)
Preferred stock warrant liability adjustment	174	60
Stock compensation	1,014	551
Acquisition and integration cost	898	752
Taxes	17	36
Zero Emission Vehicle credits	(861)	—

Adjusted EBITDA	$(1,885)	$(2,601)

Zipcar, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	March 31, 2011	December 31,
(in thousands, except share and per share data)	2011	Pro Forma [1]	2010
Assets
Current assets
Cash and cash equivalents	$37,787	$99,469	$43,005
Accounts receivable, net of allowance for doubtful accounts of $435 and $541 as of March 31, 2011 and December 31, 2010	5,090	5,090	4,223
Restricted cash	1,611	1,611	900
Prepaid expenses and other current assets	10,095	9,561	9,905

Total current assets	54,583	115,731	58,033
Property and equipment, net	74,806	74,806	70,917
Goodwill	101,856	101,856	99,750
Intangible assets	7,739	7,739	8,527
Restricted cash	3,790	3,790	3,503
Deposits and other noncurrent assets	9,047	6,473	8,198

Total assets	$251,821	$310,395	$248,928

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$7,644	$7,644	$6,247
Accrued expenses	17,953	17,937	16,594
Deferred revenue	14,873	14,873	14,261
Current portion of capital lease obligations and other debt	27,252	12,594	26,041

Total current liabilities	67,722	53,048	63,143
Capital lease obligations and other debt, net of current portion	67,444	35,927	68,022
Deferred revenue, net of current portion	3,693	3,693	3,651
Redeemable convertible preferred stock warrants	652	—	478
Other liabilities	3,256	2,348	1,975

Total liabilities	142,767	95,016	137,269

Commitments and contingencies

Non-controlling interest	366	366	277
Redeemable convertible preferred stock, par value $0.001 per share:	116,683	—	116,683
Stockholders’ (deficit) equity :
Common stock, $0.001 par value: 100,000,000 shares authorized at March 31, 2011 and December 31, 2010; 6,631,703 and 6,415,436 shares issued at March 31, 2011 and December 31, 2010, respectively; 38,396,252 shares issued and outstanding pro forma at March 31, 2011	7	38	6
Additional paid-in capital	60,785	287,304	59,647
Accumulated deficit	(71,570)	(75,112)	(65,380)
Accumulated other comprehensive loss	2,783	2,783	426

Total stockholders’ (deficit) equity	(7,995)	215,013	(5,301)

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$251,821	$310,395	$248,928

[1]	Unaudited pro forma condensed balance sheet as of March 31, 2011 reflects initial public offering proceeds of $111.6 million received by the Company, net of underwriting discounts on April 19, 2011 and reflects the conversion of all outstanding shares of redeemable convertible preferred stock, the conversion of redeemable convertible preferred stock warrants into warrants to purchase common stock and, accordingly, the liability associated with the warrants reclassified to stockholders’ equity, and the repayment of certain debt balances.

Zipcar, Inc.

Key financial and operating metrics

(Unaudited)

	Three Months Ended, March 31,
	2011	2010
Key Financial and Operating Metrics:
Ending members	576,914	366,535
Ending vehicles	8,216	6,085
Usage revenue per vehicle per day	$57	$54
Total revenue per member per period	$87	$92
Cost per new account	$53	$55
Average monthly member retention	98.2%	98.3%
Adjusted EBITDA (in thousands)	$(1,885)	$(2,601)

	Three Months Ended, March 31,
(in thousands)	2011	2010
Established Markets:
Revenue	$27,094	$22,581
Income before tax	$4,559	$3,150